Exhibit 5.1

[CLEARY GOTTLIEB STEEN & HAMILTON LLP]

April 10, 2006

The Neiman Marcus Group, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special counsel to The Neiman Marcus Group, Inc., a Delaware corporation (the "Issuer"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with market-making activities of an affiliate of the Issuer in respect of the Issuer's (a) 9%/9 3/4% Senior Notes due 2015 originally issued on October 6, 2005 (the "Initial Senior Notes") and 10 3/8% Senior Subordinated Notes due 2015 originally issued on October 6, 2005 (the "Initial Senior Subordinated Notes" and together with the Initial Senior Notes, the "Initial Notes") and (b) the Issuer's 9%/9 3/4% Senior Notes due 2015 (the "Senior Exchange Notes") and 10 3/8% Senior Subordinated Notes due 2015 (the "Senior Subordinated Exchange Notes" and together with the "Senior Exchange Notes," the "Exchange Notes") to be issued in exchange for the Initial Senior Notes and the Initial Senior Subordinated Notes, respectively. The Initial Notes and the Exchange Notes are guaranteed by Neiman Marcus, Inc., a Delaware corporation formerly known as Newton Acquisition, Inc.("NMI"), Bergdorf Goodman, Inc., a New York corporation ("BG"), Bergdorf Graphics, Inc., a New York corporation ("BGI"), BergdorfGoodman.com, LLC, a Delaware limited liability company ("BGC"), NM Financial Services, Inc., a Delaware corporation ("NMFS"), Neiman Marcus Holdings, Inc., a California corporation ("NMH"), NEMA Beverage Parent Corporation, a Texas corporation ("NMBPC"), NEMA Beverage Holding Corporation, a Texas corporation ("NMBHC"), NEMA Beverage Corporation, a Texas corporation ("NMBC"), NM Nevada Trust, a Massachusetts business trust ("NM Trust"), NMGP, LLC, a Virginia limited liability company ("NMGP") and Worth Avenue Leasing Company, a Florida corporation (together with NMI, BG, BGI, BGC, NMFS, NMH, NMBPC, NMBHC, NMBC, NM Trust and NMGP, the "Guarantors" and together with the Issuer, the "Registrants"). The Initial Senior Notes have been and the Senior Exchange Notes will be issued under a Senior Indenture (the "Senior Indenture"), dated as of October 6, 2005, among NMI, Newton Acquisition Merger Sub, Inc., a Delaware corporation ("Merger Sub"), the other Guarantors and Wells Fargo, National Association in its capacity as trustee (the "Trustee"). The Initial Senior Subordinated Notes have been and the Senior Subordinated Exchange Notes will be issued under a Senior Subordinated Indenture (together with the Senior Indenture, the "Indentures"), dated as of October 6, 2005, among NMI, Merger Sub, the other Guarantors and the Trustee. Each Indenture includes the guarantees of the relevant Initial Notes and Exchange Notes by the Guarantors (the Guarantees").

        We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Issuer, NMI, BG, BGI, BGC and NMFS (together, the "Companies") and such other instruments and other certificates of public officials, officers and representatives of the Companies and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indentures, have been duly executed and authenticated in accordance with the Indentures, and duly issued and delivered by the Issuer in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes and the Initial Notes that remain outstanding after such exchange, if any, will be the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indentures and (b) the Guarantees set forth in the Indentures will be the valid, binding and enforceable obligations of the Guarantors.

        Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Companies) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
By	/s/ Robert P. Davis Robert P. Davis, a Partner